UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

TELANETIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51995	77-0622733
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

11201 SE 8th Street, Suite 200, Bellvue, Washington	98004
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (206) 621-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      Entry Into a Material Definitive Agreement.

On July 2, 2010 we closed two transactions that recapitalized our outstanding debt and generated approximately $2.0 million of cash that we will use for working capital purposes.

Debenture Repurchase

On June 30, 2010, we entered into a securities purchase agreement with the holders of our outstanding debentures in the principal amount of $29.6 million. Under the terms of the agreement, we repurchased all of our outstanding debentures in exchange for payment of $7.5 million in cash, the holders of our debentures exchanged all outstanding warrants they held for shares of our common stock and we issued to such holders an additional number of shares of our common stock, such that the holders collectively beneficially owned approximately 16.6 million shares of our common stock immediately following the completion of the transactions contemplated by the agreement. We paid the $7.5 million from the proceeds of our senior secured note private placement described below.

After giving effect to the transactions contemplated by the debenture repurchase described above and the transactions contemplated by the senior secured note private placement described below, we currently have $10.5 million of senior secured notes outstanding and all of our previously issued debentures, which had a principal amount of $29.6 million, were cancelled.  Upon completion of the rights offering described below, we expect that $3 million of the $10.5 million of principal amount of senior secured notes will be either redeemed or converted into shares of our common stock, which would leave us with approximately $7.5 million of senior secured notes outstanding.

Senior Secured Note Private Placement

On June 30, 2010, we entered into a securities purchase agreement (the "Hale Securities Purchase Agreement") with affiliates of Hale Capital Management, LP (collectively, "Hale"), pursuant to which in exchange for $10.5 million, we agreed to issue to Hale $10.5 million of senior secured notes, which we refer to as the "2010 notes" in this report, and 287,501,703 unregistered shares of our common stock. We issued the 2010 notes and 225,492,765 shares of common stock to Hale at the closing of the transactions contemplated by the Hale Securities Purchase Agreement on July 2, 2010. We will issue the balance of the shares of common stock we agreed to issue following an amendment to our certificate of incorporation to increase our authorized capital stock to permit such issuance. A summary of the material terms of the 2010 notes is set forth below.

Under the terms of the Hale Securities Purchase Agreement, we agreed to conduct a rights offering. In connection with the rights offering, depending on the amount of capital we raise, we and Hale agreed that we would either redeem a portion of the 2010 notes or that Hale would convert a portion of the 2010 notes into shares of our common stock. See "Rights Offering," below.

We agreed to a number of provisions in the Hale Securities Purchase Agreement that protect Hale's investment, including:

Most Favored Nation.  For so long as the 2010 notes are outstanding and until Hale ceases to own ten percent of our outstanding common stock, if we (i) issue debt on terms that are more favorable than the terms of the 2010 notes, or (ii) issue common stock, preferred stock, equivalents or any other equity security on terms more favorable than those set out in the Hale Securities Purchase Agreement, then the terms of the 2010 notes and/or the Hale Securities Purchase Agreement shall automatically be amended such that Hale receives the benefit of the more favorable terms.

Right of First Refusal. For so long as the 2010 notes are outstanding and until Hale ceases to own ten percent of our outstanding common stock, Hale shall have a right of first refusal on any subsequent placement that we make of common stock or common stock equivalents or any securities convertible into or exchangeable or exercisable for shares of our common stock.

Fundamental Transactions.  For so long as the 2010 notes are outstanding and thereafter for as long as any of the Hale purchasers continue to own 20% of the common stock that they purchased under the Hale Securities Purchase Agreement, we cannot effect a transaction in which we consolidate or merge with another entity, convey all or substantially all of our assets, permit another person or group to acquire more than 50% of our voting stock, or reorganize or reclassify our common stock without the consent of a majority in interest of the Hale purchasers. Additionally, we cannot effect such a transaction without obtaining the foregoing requisite consent if such transaction would trigger the most favored nation provision in the Hale Securities Purchase Agreement described above or if such transaction would otherwise involve the issuance of any equity securities or the incurrence of debt at a price that is less than the price paid in connection with the transaction consummated pursuant under the Hale Securities Purchase Agreement.

Post Closing Adjustment Shares.  If at anytime prior to the July 2, 2012, we are required to make payment on certain identified contingent liabilities up to an aggregate amount of $769,539, then we will issue additional shares of common stock to Hale, such that the total percentage ownership of our fully diluted common stock immediately after the payment of such liabilities will equal the same percentage ownership that Hale would have had if the contingent payable had been paid prior to the closing under the Hale Securities Purchase Agreement.

Registration Rights Agreement

In connection with the Hale Securities Purchase Agreement, we entered into a registration rights agreement with Hale pursuant to which we have agreed to file a registration statement with the SEC for the resale of the shares issued and issuable to Hale under the Hale Securities Purchase Agreement.  The registration rights agreement contains penalty provisions in the event that we fail to file a registration statement before September 29, 2010, secure the effectiveness of the registration statement by November 28, 2010, or fail to maintain the effectiveness of the registration statement until the shares issued to Hale are sold or can be sold under Rule 144 without volume restrictions.  In addition to other remedies, in the event of any such breach, Hale shall be entitled to liquidated damages in the amount of 1% of the purchase price for the shares to be registered in such registration statement on the first day of each such default and each thirtieth day thereafter, pro rated for a period that is less than 30 days.

Impact of Debenture Repurchase and Senior Secured Note Private Placement

In connection with the Hale Securities Purchase Agreement we received gross proceeds of $10.5 million.  We incurred, or expect to incur, expenses of approximately $1.0 million in connection with the transactions contemplated by the Hale Securities Purchase Agreement, resulting in net proceeds of approximately $9.5 million.  We used $7.5 million of these proceeds to repurchase our outstanding debentures.  We will use the remaining $2.0 million for working capital purposes, including advertising and distribution programs for our Digital Phone Service products.

Merriman Curhan Ford acted as our financial advisor in the transaction and we paid them a fee of $682,500 in connection with transaction, $90,000 of which was in the form of a pre-payment.  We also issued to Merriman Curhan Ford warrants to purchase 2,336,431 shares of our common stock.  The warrants are exercisable at $0.03852 per share for a period of 5 years.

After giving effect to the shares we issued to the holders of our previously outstanding debentures and to the shares we issued at the closing of the senior secured note private placement, we have approximately 282,780,032 shares of common stock outstanding. We will issue approximately 62 million additional shares of common stock to Hale following an amendment to our certificate of incorporation to increase our authorized capital stock.  After giving effect to all of these transactions, and before the completion of the rights offering, Hale will own approximately 83% of our outstanding common stock, the holders of our previously outstanding debentures will own approximately 5% of our outstanding common stock and our other stockholders will own approximately 12% of our outstanding common stock.

The 2010 Notes

The following summarizes the terms of the 2010 notes:

Term.  The 2010 notes are due and payable on July 2, 2014.

Interest.  Interest accrues at a rate equal to the prime rate as published in The Wall Street Journal as of the first business day of each interest period plus 4.75% per annum and is payable at the end of each month, with the first payment due on July 31, 2010.  Through June 30, 2011, we have the option to defer the monthly interest payments otherwise due and have the amount of interest deferred added to the principal balance of the 2010 notes.

Principal Payment.  In July 2011 and continuing for the 11 months thereafter, principal payments of $200,000 per month are due on the last day of each month.  Thereafter, we are required to pay principal in an amount equal to the sum of (a) $316,667 and (b) the quotient determined by dividing the (i) aggregate amount of interest added to the principal amount by (ii) 24.  Any remaining principal amount, if not paid earlier, is due and payable on July 2, 2014.

Early Redemption.  As discussed in more detail below under the heading entitled, "Rights Offering," we have the right to redeem up to $3 million of the 2010 notes prior to maturity.  See "Rights Offering," below.

No Conversion Rights.  The 2010 notes are not convertible other than in connection with the rights offering.  See "Rights Offering," below.

Security.  The 2010 notes are secured by all of our assets under the terms of a pledge and security agreement that we and our subsidiaries entered into with Hale.  Each of our subsidiaries also entered into guarantees in favor of Hale, pursuant to which each subsidiary guaranteed the complete payment and performance by us of our obligations under the 2010 notes and related agreements.

Covenants.  The 2010 notes impose certain covenants on us, including: restrictions against incurring additional indebtedness, creating any liens on our property, entering into a change in control transaction, redeeming or paying dividends on shares of our outstanding common stock, entering into certain related party transactions, changing the nature of our business, making or investing in a joint venture, disposing of any of our assets outside of the ordinary course of business, effecting any subsequent offering of debt or equity, amending our articles of incorporation or bylaws, limiting our ability to enter into lease arrangements.

Events of Default.  The 2010 notes define certain events of default, including: failure to make a payment obligation under the 2010 notes, failure to pay other indebtedness when due if the amount exceeds $250,000, bankruptcy, entry of a judgment against us in excess of $250,000 which are not discharged or covered by insurance,  failure to observe other covenants of the 2010 notes or related agreements (subject to applicable cure periods), breach of representation or warranty, failure of Hale's security documents to be binding and enforceable, and casualty loss of any of our assets that would have a material adverse effect on our business, and failure to meet 80% of quarterly financial targets from our annual operating budget, including cash, revenues and EBITDA.  In the event of default, additional default interest of 4% will accrue on the outstanding balance.  In addition, in the event of default, we may be required to redeem all or any portion of the 2010 notes at a price equal to 125% of the sum of the principal amount that such holder requests that we redeem plus accrued but unpaid interest on such principal amount plus any accrued and unpaid late charges with respect to such principal and interest.

Change of Control.  We are required to obtain the consent of the holders of the 2010 notes representing at least a majority of the aggregate principal amount of the 2010 notes then outstanding in order to enter into a change of control transaction. If such consent is obtained, the holders of the 2010 notes may require us to redeem all or any portion of such notes at a price equal to 125% of the sum of the principal amount that such holder requests that we redeem plus accrued but unpaid interest on such principal amount plus any accrued and unpaid late charges with respect to such principal and interest.

Stock Award Agreements

As a condition to the completion of the transactions contemplated by the Hale Securities Purchase Agreement, on July 2, 2010, we entered into stock award agreements with our employees who had earned compensation under our senior management incentive plans that had yet to be paid.  The stock award agreements were entered into to eliminate all accrued and unpaid incentive compensation owed to those employees.  Under the terms of the stock award agreements, each employee received 30% of his or her accrued incentive compensation in cash, which amounts are being withheld to pay applicable withholding taxes, and the balance in unregistered shares of our common stock, calculated on the basis of one share being issued for every $0.03852 of incentive compensation owed. In the aggregate, we paid $147,230 in cash and we issued 8,918,421 shares of our common stock to employees in cancellation of $490,768 of earned and unpaid incentive compensation.

Rights Offering

On July 7, 2010, we announced a $3 million common stock rights offering under the terms of which we will distribute, at no charge to the holders of our common stock, non-transferable rights to purchase up to an aggregate of 77,886,620 shares of our common stock at a subscription price of $0.03852 per share. The number of subscription rights to be distributed per share of our common stock will be announced when our board of directors sets a record date for the rights offering and will be set forth in a registration statement to be filed with the SEC and a prospectus distributed to stockholders of record as of the record date. Each whole subscription right will entitle a holder to purchase one share of our common stock at the subscription price of $0.03852 per share. Holders of subscription rights who fully exercise their subscription rights in the rights offering will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised subscription rights (up to the number of shares for which a holder subscribed and subject to proration). The rights will be exercisable for at least 30 days, subject to extension.

Under the terms of the 2010 notes, we agreed to use the gross proceeds of the rights offering to redeem an aggregate of $3 million of principal amount of such notes. To the extent the gross proceeds of the rights offering are less than $3 million, we and Hale agreed that Hale would exchange the principal amount to be redeemed (up to $3 million) for shares of our common stock at an exchange price equal to the subscription price of $0.03852 per share.  In addition, we agreed to pay Hale upon completion of the rights offering an amount of cash equal to the accrued and unpaid interest in respect of the principal amount of the notes redeemed or otherwise exchanged for shares of common stock in connection with the rights offering.

A copy of the press release announcing the transactions described above is attached as Exhibit 99.1 to this report and is incorporated herein by this reference.  The summary of the transactions described above and the summary of the terms of the securities we issued and the agreements related to such transactions, are qualified in their entirety by reference to the securities purchase agreements, the form of 2010 note, the registration rights agreement, the pledge and security agreement and the form of guaranty, each of which is filed as an exhibit to this report and incorporated herein by this reference.

The agreements we entered into in connection the above referenced transactions, including the securities purchase agreements, the form of 2010 note, the registration rights agreement and the pledge and security agreement, have been included to provide investors and stockholders with information regarding their respective terms. Those agreements are not intended to provide any other factual information about our company. The representations, warranties and covenants contained in those agreements were made only for purposes of those agreements and as of specific dates, were solely for the benefit of the parties to those agreements, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under any of the agreements and should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of our company or our subsidiaries. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreements, which subsequent information may or may not be fully reflected in our public disclosures.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in response to Item 1.01 of this report with respect to the 2010 notes we issued is incorporated by reference into this Item 2.03.

Item 3.02                      Unregistered Sales of Equity Securities

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.

In connection with the Hale Securities Purchase Agreement and the repurchase of our debentures, each of the investors met the accredited investor definition of Rule 501 of the Securities Act.  The 2010 notes and shares of common stock issued to the investors were issued and in a private placement under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.  The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.

In connection with the Stock Award Agreements, the shares of common stock were issued solely to certain of our employees in a private placement under Section 4(2) of the Securities Act.  The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.

Item 5.01                      Changes in Control of Registrant

Following the closing of the Hale Securities Purchase Agreement, Hale owns approximately 80% of the total outstanding shares of our common stock. Our common stock is our only outstanding voting security.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Martin Hale to Board of Directors

Effective July 2, 2010, and as required by the Hale Securities Purchase Agreement, our board of directors of appointed Martin Hale to our board of directors.  Mr Hale's recent business experience follows:

Mr. Hale has served as the founder and CEO of Hale Capital Partners since 2007, an investment firm that applies a private equity skill set and focus to investing in small and micro cap public companies.   Before joining Hale Capital Investors, Mr. Hale was a Managing Director and member of the founding team of Pequot Ventures d/b/a FirstMark Capital, which he joined in 1997.  He served as a member of its Investment and Operating Committees from 2002 to 2007.  Prior to joining Pequot Ventures, Mr.  Hale was an associate with Geocapital Partners, an early stage venture capital firm.  Prior to joining Geocapital Partners, Mr. Hale was an analyst in information technology M&A at Broadview International.  Mr. Hale graduated from Yale University with a B.A. cum laude with distinction.  Mr. Hale also serves on the board of directors of Paradigm Solutions, a publicly-traded provider of federal information technology services focused on cyber security.

Prior to his appointment to our board of directors and other than the transactions contemplated by the Hale Securities Purchase Agreement, Mr. Hale did not have any related party transaction or material relationship with our company.  Mr. Hale does not have any family relationships with any of our other directors or officers.

In connection with the appointment, the number of members of our board of directors was increased to five.  The additional members are Douglas Johnson, Stephen J. Davis, James R. Everline and David Rane.

Under the terms of the Hale Securities Purchase Agreement, for so long as the 2010 notes are outstanding, or Hale owns more than 10% of the common stock it purchased under the Hale Securities Purchase Agreement, our board of directors shall be comprised of five members and, for so long as the 2010 notes are outstanding or Hale owns more than 40% of the common stock it purchased under the Hale Securities Purchase Agreement,  Hale is entitled to appoint three of its members.  In addition to Mr. Hale, Messrs. Everline and Rane have each agreed to serve as the Hale designees.  In connection with such designation, Messrs. Everline and Rane have agreed to resign their position as directors if Hale were to so request.

Amendment of Outside Director Stock Options

Effective July 2, 2010, our board of directors approved an amendment to the terms of the outstanding stock options held by our outside directors: Messrs. Davis, Everline and Rane.  In the aggregate, Messrs. Davis, Everline and Rane hold options to purchase 1,231,250 shares of our common stock at exercise prices of $0.06 and $0.07 per share.  Our board of directors, confirmed acceleration of vesting, as applicable per existing terms of employee and director option agreements, and amended outside director options to provide that each director would have up to three years to exercise his option following a termination of service with our company.  The option agreements had previously provided that any option must be exercised within 90 day following termination of service.

Accrued Incentive Compensation Payout; Stock Award Agreements

Prior to the completion of the transactions contemplated by the Hale Securities Purchase Agreement, under the terms of our senior management incentive plans, we had accrued approximately $490,768 of earned and unpaid incentive compensation owed to members of our senior management.  We had agreed to pay such incentive compensation as our financial condition permitted.  As required by the Hale Securities Purchase Agreement, we entered into Stock Award Agreements with certain members of our senior management, including Mr. Johnson, our Chief Executive Officer, and Mr. Quinn, our Chief Financial Officer, pursuant to which the employees agreed to accept payment of all accrued and unpaid incentive compensation in the form of cash and stock awards.  See "Stock Awards Agreement" in Item 1.01 of this report.

We paid $41,932 and issued 2,540,062 shares of our common stock to Mr. Johnson and we paid $20,533 and issued 1,243,827 shares of our common stock to Mr. Quinn in cancellation of $139,776 and $68,446 of accrued and unpaid incentive compensation that we owed to Messrs. Johnson and Quinn, respectively.

2010 Stock Incentive Plan

On June 30, 2010, our board of directors approved the adoption of a new Telanetix, Inc. 2010 Stock Incentive Plan (the "2010 Plan"), which became effective on the closing of the Hale Securities Purchase Agreement.  The 2010 Plan is intended to aid the Company in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate them by providing incentives through the granting of awards of stock options or other stock based awards.  The 2010 Plan is administered by the compensation committee of our board of directors.  Directors, employees and consultants of the Company and its affiliates are eligible to participate under the 2010 Plan.  Subject to securing stockholder approval of an increase in our authorized capital stock, a total of 89,189,859 shares of common stock will be reserved for awards under the 2010 Plan.

In accordance with the Hale Securities Purchase Agreement, 62,432,901 awards, or approximately 70% of the shares issuable under the 2010 Plan, were granted to certain of our current employees in the form of nonqualified stock options.  The options were granted effective July 2, 2010, subject to securing stockholder approval of the 2010 Plan and subject to securing stockholder approval of an increase in our authorized capital stock.

The options granted and those reserved shares for future issuance vest in four tranches at varying exercise prices:

•
Tranche 1: 50% of the shares subject to the options are exercisable at $0.03852 per share, and vest when Hale receives cash proceeds (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) from us equal to no less than one times its invested capital plus a 4% annual return on such invested capital, compounded annually.  Notwithstanding the foregoing, 30% of the Tranche 1 shares vests on the first anniversary of the date of grant, and quarterly in the second and third years.

•
Tranche 2: 16.67% of the shares subject to the options are exercisable at $0.07704 per share, and vest when Hale receiving cash proceeds from us equal to no less than two times its invested capital plus a 4% annual return on such invested capital, compounded annually.

•
Tranche 3: 16.67% of the shares subject to the options are exercisable at $0.07704 per share, and vest when Hale receiving cash proceeds from us equal to no less than three times its invested capital plus a 4% annual return on such invested capital, compounded annually

•
Tranche 4.  The balance of the shares subject to the options are exercisable at $0.07704 per share and vest when Hale receiving cash proceeds equal no less than four times its invested capital plus a 4% annual return on such invested capital, compounded annually.

The balance of the shares under the 2010 Plan are reserved for awards that will be granted at a later date. However, if the milestone for vesting a tranche of awards is met, the reserved shares allocated to that tranche will be distributed in the form of options or other stock awards to the then current employees in the discretion of the compensation committee of our board of directors.  The reserved shares are subject to the same pricing and vesting as the options that were granted on July 2, 2010.  Awards under the plan terminate following a termination of service.

In connection with the adoption of our 2010 Plan, our board of directors determined to not grant any future awards under our 2005 Equity Incentive Plan, or amend or modify any awards currently outstanding that were granted thereunder. Currently outstanding awards granted under our 2005 Equity Incentive Plan will continue to remain outstanding in accordance with their terms and will be governed by their applicable award agreements and the terms of the 2005 Equity Incentive Plan.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Descriptions

4.1	Form of senior secured notes issued on July 2, 2010
10.1	Securities Purchase Agreement dated June 30, 2010, by and among Telanetix, Inc., a Delaware corporation, and the holders of debentures identified therein
10.2	Securities Purchase Agreement dated June 30, 2010, by and among Telanetix, Inc., a Delaware corporation, and the purchasers identified therein
10.3	Registration Rights agreement dated July 2, 2010, by and among Telanetix, Inc., a Delaware corporation, and the purchasers identified therein.
10.4	Pledge and Security Agreement dated July 2, 2010, by and among Telanetix, Inc., a Delaware corporation, all of its subsidiaries and the holders of the senior secured notes issued on July 2, 2010
10.5	Guaranty dated July 2, 2010, issued by the subsidiaries of Telanetix, Inc., a Delaware corporation
10.6	Stock Award Agreement between Telanetix, Inc., a Delaware corporation, and Douglas N. Johnson
10.7	Stock Award Agreement between Telanetix, Inc., a Delaware corporation, and J. Paul Quinn
10.8	Telanetix, Inc. 2010 Stock Incentive Plan
10.9	Form of Nonqualified Stock Option Agreement issued under the Telanetix, Inc. 2010 Stock Incentive Plan
10.10	Form of Letter Agreement dated July 1, 2010, between Telanetix, Inc., a Delaware corporation, and each of David A. Rane and James R. Everline
99.1	Press Release

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

Dated: July 7, 2010	Telanetix, Inc.
By:	/s/ J. Paul Quinn
J. Paul Quinn Chief Financial Officer